URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

September 18, 2008

NEWS RELEASE

SENIOR MINING INDUSTRY CONSULTANT JOINS COMPANY

Las Vegas, Nevada USA. – Uranium 308 Corp. (OTCBB: URCO) (The "Company") is pleased to announce that Yuting Guan, a consultant with long experience in China's mineral resources industry, has joined the Company as a consultant. Uranium 308 Corp. believes that Mr. Guan's extensive network of contacts in the mining industry will significantly enhance the Company's ability to secure a strategic joint venture partner to co-develop its Janchivlan property in Mongolia.

Trained as an economist, Mr. Guan has more than 25 years experience in business management in both private enterprise and government institutions. Since 1995, he has served as Director and Deputy Manager of Sanzhou Industry Group, a real estate firm and as President of Zhonghuishiji Media Limited. Prior to that he was Deputy Manager of Beichen Industry Group, another real estate company. Mr. Guan started his management career in China's Ministry of Geological and Mineral Resources and later served as the Secretary of the China University of Geosciences.

"We believe Mr. Guan's unique combination of expertise in business and contacts in Chinese private and public sector organizations will be an invaluable resource for Uranium 308 Corp.," said Company President Dennis Tan. "We expect that he will not only make a major contribution to the Company's efforts to attract a major joint venture partner to develop Janchivlan, but also be of critical assistance in the marketing of any potential production the property may yield to energy producers in China.

About Uranium 308 Corp.
Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 308 Corp.'s current primary focus is uranium exploration in Mongolia. www.uranium308corp.com.

For more information, please contact: Investor Relations:  1-866-892-5232

FORWARD LOOKING STATEMENTS

This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.